EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:
--------
Anthony J. Kirincic, President
Kirlin Holding Corp.
(800) 899-9400 ext. 183
akirinci@kirlin.com
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                          KIRLIN HOLDING CORP. FILES TO
                     DELIST AND DEREGISTER ITS COMMON STOCK

Syosset, New York, January 7, 2005. - Kirlin Holding Corp. (Nasdaq: KILN) today announced that it has filed a Form 15 with the Securities and Exchange Commission ("SEC") to terminate the registration of its common stock under the Securities Exchange Act of 1934 ("Exchange Act"). The Company expects that the termination of registration will become effective 90 days after filing the Form 15 with the SEC. As a result of this filing, the Company's obligation to file with the SEC certain reports and forms, including Forms 10-K, 10-Q and 8-K, was immediately suspended. The Company expects to realize significant cost savings as a result of being relieved of its SEC periodic reporting requirements. The Company currently intends to update its stockholders with financial information on a regular basis.

Although the Company's common stock no longer will be quoted on the Nasdaq SmallCap Market, it is expected that the common stock will be quoted over-the-counter in the Pink Sheets. Pink Sheets LLC is an electronic network through which participating broker-dealers can make markets, and enter orders to buy and sell shares of companies. It is a centralized quotation service that collects and publishes market maker quotes in real time primarily through its website, www.pinksheets.com, which provides stock and bond price quotes, financial news and information about securities traded.

Kirlin Holding Corp. is a holding company engaged in securities brokerage and trading, investment and merchant banking, and money management through its primary operating subsidiary, Kirlin Securities, Inc. Kirlin Securities is a retail brokerage firm and is a member of the NASD and SIPC.

Certain information contained in this release includes Forward-Looking Statements within the meaning of the Private Securities Litigation Reform Act of 1995 and is subject to certain risks and uncertainties, including those set forth in the company's current Annual Report on Form 10-K for the year ended December 31, 2003. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect unanticipated events or development.

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